Exhibit 10.25

Cosmos Parent, LLC

c/o AE Industrial Partners, LLC

2500 N. Military Trail, Suite 470

Boca Raton, Florida 33431

March 11, 2020

Attention: Mr. Pete Cannito

Re: Employment Offer

Dear Peter:

On behalf of Cosmos Parent, LLC (the “Company”), we are pleased to present this offer letter to you (the “Agreement”) summarizing the details related to the offer of employment for the position of Chairman and Chief Executive Officer of the Company. Subject to your execution of this Agreement, your employment with the Company will commence on immediately. This Agreement will be binding immediately upon its execution.

Title

Your title and position will be Chairman and Chief Executive Officer, reporting directly to AE Industrial Partners, LP.

Location

You will be headquartered at the Company’s offices in Marlborough, MA and have an additional office in the Company’s Maryland location.

Compensation

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Base Salary – Effective on your date of hire, your base salary will be $300,000. (USD) per year, less applicable withholdings, that will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You should note that the Company may modify job titles and benefits from time to time as it deems necessary, in its sole discretion. We would expect your compensation to increase as the Company continues to acquire new businesses, and will be revaluated periodically for such increases, at the Company’s sole discretion.

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Annualized Bonus – You will be eligible to receive an annual bonus in an amount up to 50% of your base salary, the final amount dependent upon achievement of business goals, at the sole discretion of the Board of Managers of the Company.

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Incentive Equity – Upon the formation of a Management Equity Plan at the Company, you will be granted incentive units of the Company amounting to 25% of the option pool (the “Grant”). The Grant will set forth applicable vesting terms and other terms and conditions. In addition, you will be eligible to receive other equity or long-term incentive awards under any applicable plan adopted by the Company for which other c-suite employees are generally eligible to receive. The level of your participation in such plan(s), if any, shall be determined in the sole discretion of the Board of Managers of Company from time to time.

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Benefits – You shall be eligible to participate in the employee benefit plans, if any, maintained by the Company of general applicability to other similarly situated Company c-suite employees. As discussed, the Company has not yet established any employee benefits plans.

Employment Relationship

The Company looks forward to a beneficial and productive relationship. Nevertheless, your employment with the Company will be for no specific period. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason, and without the need to make any additional payments. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Board of Managers of the Company. Your employment will be subject to the Company’s personnel policies and procedures in effect from time to time.

Employment Taxes

All payments made pursuant to this Agreement shall be subject to withholding of applicable deductions and withholdings for employment taxes. The Company shall not be obligated to compensate you or provide you with any gross-up amounts for any taxes, including excise or federal and state income taxes owed by you as a result of such payments.

Pre-Employment Documentation

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

No Conflicts

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. This includes the existence of any restrictive covenant agreements you may have with any prior employer. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position.

Miscellaneous

To accept the Company’s offer, please sign and date this letter in the space provided below. This Agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral, or during the period during which you served as a consultant to the Company. This Agreement, including, but not limited to, its “Employment Relationship” provision, may not be modified or amended except by a written agreement that is approved by the Board of Managers of the Company. This offer of employment will terminate if it is not accepted, signed and returned by March 13, 2020.

Peter, we are very excited about your becoming Chairman and Chief Executive Officer and I look forward to you joining our team. We have a great opportunity to take the Company to a new level of performance.

Sincerely,

COSMOS PARENT, LLC

By:	/s/ Kirk Konert
Name:	Kirk Konert
Title:	President

Agreed to and accepted:

I have read and understood and I accept all the terms of the Agreement. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the Agreement, and I understand that the Agreement supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of the Agreement.

Signature:	/s/ Peter Cannito

Printed Name:	Peter Cannito

Date:	3/17/2020